EXHIBIT 10.138

                             ASSIGNMENT AGREEMENT
                 (Glen Cove, Roslyn, Great Neck, Wallingford)

   THIS ASSIGNMENT AGREEMENT made this 3rd day of July, 1996, by and between CareMatrix of Massachusetts, Inc. (f/k/a CareMatrix Corporation), a Delaware corporation ("Assignor"), and Chancellor of Massachusetts, Inc., a Delaware corporation ("Assignee").

                             W I T N E S S E T H

   WHEREAS, Assignor has entered into that certain Letter of Intent (the "Letter of Intent"), dated June 27, 1996, relating to a certain parcels of land located in Glen Cove, New York, Great Neck, New York, Wallingford, Connecticut and Roslyn, New York (collectively, the "Land), a copy of which is attached hereto as Exhibit A;

   WHEREAS, Assignor intends to co-develop three (3) of the parcels constituting the Land for senior housing facilities consisting of approximately one hundred forty (140) units, eighty (80) units, and one hundred six (106) units, respectively, with the Glen Cove parcel to consist of approximately eighty (80) units (collectively, the "Project");

   WHEREAS, upon the completion of construction of the Project, Assignor intends to provide operational management services for the Project; and

   WHEREAS, Assignor desires to assign certain of its rights and obligations under the Letter of Intent to Assignee, and Assignee desires to assume such rights and obligations.

   NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto hereby agree as follows:

    1. Assignor hereby assigns, sets over and transfers unto Assignee to have and to hold from and after the date hereof, all of the right, title and interest of Assignor in, to and under the Letter of Intent other than Assignor's rights and obligations with respect to the development and management of the Project, and Assignee hereby accepts the within assignment and assumes and agrees with Assignor, to perform and comply with and to be bound by all of the terms, covenants, agreements, provisions and conditions of the Letter of Intent on the part of Assignor thereunder to be performed on and after the date hereof, in the same manner and with the same force and effect as if Assignee had originally executed the Letter of Intent.

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    2. Assignor agrees to indemnify and hold harmless Assignee from and against any and all Claims (as defined in paragraph 4 hereof) accruing or arising under the Letter of Intent on or before the date hereof.

    3. Assignee agrees to indemnify and hold harmless Assignor from and against any and all Claims accruing or arising under the Letter of Intent after the date hereof.

    4. For the purposes of this Agreement, the term "Claims" means all costs, claims, obligations, damages, penalties, causes of action, losses, injuries, liabilities and expenses (including, without limitation, reasonable legal fees and expenses).

    5. This Agreement (i) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, (ii) shall be governed by the laws of the Commonwealth of Massachusetts, and (iii) may not be modified orally, but only by a writing signed by both parties hereto.

   IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date and year first above written.

                                            ASSIGNOR:

                                            CAREMATRIX OF
                                             MASSACHUSETTS, INC.

                                            By: /s/___________________________
                                                Name:
                                                Title:

                                            ASSIGNEE:

                                            CHANCELLOR OF
                                             MASSACHUSETTS, INC.

                                            By: /s/___________________________
                                                Name:
                                                Title:

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                              [CAREMATRIX LOGO]

                                                                 June 27, 1996

Hassett-Belfer Senior Housing, LLC
40 Cutler Mill Road
Suite 503
Great Neck, New York 11021
Attention: Mr. Andrew B. Belfer
           Mr. William D. Hassett

RE: CareMatrix/Hasset-Belfer Joint Venture

Gentlemen:

   This letter shall confirm that we have reached a general understanding regarding the essential features of a transaction between Hassett-Belfer Senior Housing, LLC ("HBSH") and CareMatrix Corporation or its nominee ("CareMatrix"), relating to the acquisition, development, ownership, financing and management of the following projects (each a "Project" and collectively, the "Projects"): (i) an 80 unit assisted living facility to be located in Glen Cove, New York (the "Glen Cove Project"), (ii) an assisted living facility consisting of approximately 140 units to be located in Great Neck, New York (the "Great Neck Project"), (iii) an assisted living facility consisting of approximately 106 units to be located in Roslyn, New York (the "Roslyn Project"), (iv) an assisted living facility consisting of approximately 80 units to be located in Wallingford, Connecticut, and (v) certain other assisted living facilities to be identified and located in the Designated Area (as defined below). Subject to the preparation, execution and performance of the necessary written agreements containing the mutual covenants and agreements of the parties, which upon execution will supersede the terms of this letter, the parties agree as follows:

1. Definitive Agreement: CareMatrix and HBSH will enter into a master joint venture agreement for all of the Projects (the "Joint Venture Agreement"), which Joint Venture Agreement shall include, without limitation, that CareMatrix and HBSH shall each obtain a fifty percent (50%) interest in the Projects. Each of CareMatrix and HBSH agrees to use reasonable efforts to agree on the Joint Venture Agreement within forty-five (45) days after the execution of this letter by both parties.

                            CAREMATRIX CORPORATION

    197 First Avenue, Needham, Massachusetts 02194 Telephone: 617-433-1000

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Hassett-Belfer Senior Housing, LLC
June 27, 1996
Page 2

2. Site Acquisition and Approvals:

 (a) The Joint Venture shall acquire and retain ownership of the site for the applicable Project (each a "Site" and collectively, the "Sites"), which shall be pre-approved by each of CareMatrix and HBSH. Subject to the performance of the due diligence review as set forth herein, CareMatrix and HBSH agree that the Sites for the Glen Cove Project (The Mayfair at Glen Cove, located at the corner of Glen Street and Town Path Road, Glen Cove, New York), the Great Neck Project (The Mayfair at Great Neck, 96 Cuttermill Road, Great Neck, New York) and the Roslyn Project (Village School Property, Roslyn, New York) are hereby approved. The date upon which the Site for each of the other Projects is approved, subject to the performance of the due diligence review as set forth herein, by each of CareMatrix and HBSH, is referred to herein as the "Site Identification Date".

 (b) HBSH (and/or CareMatrix to the extent required below) shall be responsible for all costs and expenses incurred in connection with acquiring the Sites, including, without limitation, option payments, deposits, taxes, insurance and legal fees associated with any land option or purchase contracts (the "Site Costs"). The Site Costs shall be included within the definition of Development Costs as set forth in subsection (c) below.

 (c) (i) Upon approval by each of CareMatrix and HBSH of a development budget and operating pro-formas for the first five (5) operating years of the applicable Project, HBSH (and/or CareMatrix to the extent required below) shall, subject to reimbursement as provided in Section 4 hereof, fund or cause to be funded all reasonable costs and expenses associated with obtaining all required Federal, state and local approvals necessary for the development of each of the Projects including, but not limited to, zoning, wetlands, historic district, sewer and water, and environmental, all as applicable (collectively, the "Approvals"; the costs for obtaining such Appovals, together with the Site Costs and all out-of-pocket expenses paid to unrelated third parties, are hereinafter collectively referred to as the "Development Costs"), up to the maximum amount of Two Hundred Thousand Dollars ($200,000) for any individual Project.

     (ii) In the event that the total amount of Development Costs for any individual Project exceeds Two Hundred Thousand Dollars ($200,000), then CareMatrix shall, subject to reimbursement as provided in Section 4 thereof, fund or cause to be funded the same up to the maximum amount of Two Hundred Thousand Dollars ($200,000) for any individual Project.

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Hassett-Belfer Senior Housing, LLC
June 27, 1996
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     (iii) In the event that the total amount of Development Costs for any individual Project exceeds Four Hundred Thousand Dollars ($400,000), then CareMatrix and HBSH shall each, subject to reimbursement as provided in Section 4 hereof, fund or cause to be funded the same, fifty percent (50%) of any such amounts, subject to the agreement of CareMatrix and HBSH to proceed with the applicable Project.

     (iv) Notwithstanding the provisions of subsections (i)-(iii) above, CareMatrix and HBSH acknowledge that HBSH has previously funded, or caused to have been funded, Development Costs in the approximate amount of Four Hundred Thousand Dollars ($400,000), subject to verification during the due diligence period set forth in Section 11(d) below, for the Glen Cove Project and CareMatrix has previously funded, or caused to have been funded, certain Development Costs for the Roslyn Project, subject to verification during the due diligence period outlined below.

 (d) HBSH and CareMatrix shall be responsible for diligently pursuing all Approvals. HBSH and CareMatrix shall mutually agree on a time schedule pursuant to which HBSH and CareMatrix shall obtain the Approvals, which may be reasonably modified by the mutual agreement of the parties from time to time. CareMatrix and HBSH acknowledge that certain of the Approvals for the Glen Cove Project have previously been obtained.

 (e) CareMatrix and HBSH acknowledge that, subject to verification during the due diligence period set forth in Section 11(d) below, HBSH has acquired the land for the Glen Cove Project and will transfer the same to the Joint Venture at the closing of the Project Financing, free and clear of all liens (other than those agreed to by CareMatrix and HBSH), including any existing mortgages on such land, in exchange for Nine Hundred Twenty-Five Thousand Dollars ($925,000) to be paid by the Joint Venture.

3. Project Plans:

 (a) CareMatrix and HBSH shall jointly select a project architect (a "Project Architect") and a project engineer (a "Project Engineer") and any other necessary consultants and professionals for each of the Projects. The Project Architect(s) and the Project Engineer(s) shall contract directly with the Joint Venture. The Joint Venture shall direct the Project Architect(s) and the Project Engineer(s) to develop a preliminary site plan and facility schematics. CareMatrix and HBSH shall approve the design criteria, including overall size and layout, which criteria shall be incorporated in the development of the applicable Project.

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Hassett-Belfer Senior Housing, LLC
June 27, 1996
Page 4

 (b) After the applicable Project has received the necessary Approvals, HBSH (and/or CareMatrix to the extent required under Section 2(c) hereof) shall, subject to reimbursement as provided in Section 4 hereof, fund or cause to be funded the reasonable costs necessary to complete final architectural and engineering plans (the "Plans") for the Projects and such other costs required to obtain the permits necessary to commence construction (all such costs shall be subject to the limitations relating to the funding of Development Costs as set forth in Section 2(c) above and shall be included within the definition of the Development Costs). The Plans shall be consistent with the preliminary site plan and facility schematics and shall be mutually agreed upon by HBSH and CareMatrix; provided, however, that each of CareMatrix and HBSH agree that CareMatrix's prototype plans shall be utilized for the Projects to the extent feasible. Notwithstanding the foregoing, CareMatrix and HBSH acknowledge that the Project Architect and the Project Engineer have previously been selected, and the Plans have been completed, for the Glen Cove Project.

4. Financing:

 (a) CareMatrix shall be responsible for obtaining constructing financing and permanent financing for the Projects sufficient, in conjunction with any equity financing by CareMatrix and HBSH, to fund all costs associated with the development and construction of the Projects (each a "Project Financing"). Except for the Initial Guarantee Fees and the CareMatrix Additional Guarantee Fees provided below, the parties acknowledge that CareMatrix shall not be entitled to any financing fee in connection with the foregoing. The terms and conditions of each Project Financing shall be subject to the approval of each of CareMatrix and HBSH. Each Project Financing shall be (except for any guarantees as provided herein) non-recourse or substantially non-recourse to CareMatrix and HBSH and their respective principals.

 (b) Notwithstanding the foregoing, in the event that a portion of any Project Financing is required to be guaranteed, HBSH and CareMatrix shall each provide guarantees up to a maximum amount of One Million Dollars ($1,000,000) for any individual Project, and each shall be entitled to an annual guarantee fee equal to two percent (2%) of the guaranteed amount outstanding, computed as of the effective date of the guaranty, if any (the "Initial Guarantee Fees"). In addition to the foregoing, CareMatrix shall be entitled to an annual guarantee fee equal to two percent (2%) of any amount in excess of Two Million Dollars ($2,000,000), up to fifty percent (50%) of the amount of the Project Financing, computed as of the effective date of the guaranty (the "CareMatrix Additional Guarantee Fee"). With respect to the Glen Cove Project, if necessary to close the Project Financing (other

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Hassett-Belfer Senior Housing, LLC
June 27, 1996
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     than the tax-exempt financing as provided in subsection (e) below),
     CareMatrix agrees to provide a guarantee of up to thirty percent (30%) of the amount of such Project Financing (after taking into account the guarantees set forth in the first sentence of this subsection). No CareMatrix Additional Guaranty Fee shall accrue or be payable on the balance of the principal amount of the Project Financing. The Initial Guarantee Fees, the CareMatrix Additional Guarantee Fee, and the CareMatrix Construction Guarantee Fee (defined below) are collectively referred to herein as the "Guarantee Fees"). The Guarantee Fees shall be paid on a priority basis from the cash flow from operations at the applicable Project (the "Project Cash Flow") as set forth in Section 7 hereof. In the event that CareMatrix elects to provide any payment and completion guarantees under any construction financing for any Project, and in the case of the Glen Cove Project, CareMatrix hereby agrees to provide such guarantees, if necessary, then CareMatrix shall be entitled to a guarantee fee equal to one-half percent (0.5%) of the CareMatrix guaranteed amount, computed as of the effective date of the guaranty (the "CareMatrix Construction Guarantee Fee").

 (c) Simultaneously with the closing of the applicable Project Financing, the Development Costs shall be paid to HBSH and/or CareMatrix on a pro-rata basis, in full from the first advance under the construction financing for the applicable Project. In the event that, for any reason, the total amount of the Development Costs for any Project is not so paid to HBSH and/or CareMatrix, then the balance shall accrue interest at a rate equal to the rate announced by Fleet Bank of Massachusetts, N.A. from time to time as its prime rate (the "Prime Rate") plus two percent (2%) (such balance, together with such interest, the "Balance") and the Balance shall be repaid to HBSH and/or CareMatrix, pro-rata, on a priority basis from the applicable Project Cash Flow as set forth in
     Section 7.

 (d) In the event that the amount of any Project Financing is less than one hundred percent (100%) of the amount necessary to acquire, develop and construct the applicable Project, each of CareMatrix and HBSH agrees to contribute equity ("Initial Equity") to the Joint Venture at the closing of the applicable Project Financing in an amount not to exceed Three Hundred Fifty Thousand Dollars ($350,000) each for any individual Project (which maximum amount shall be deemed to include any unreimbursed Development Costs). In the event that CareMatrix and/or HBSH elect to contribute additional equity ("Additional Equity") in order to close any Project Financing, and in the case of the Glen Cove Project, CareMatrix hereby agrees to contribute Additional Equity up to the maximum amount of Five Hundred Thousand Dollars ($500,000) in order to close the Project Financing for such Project, if necessary, the same shall be repaid to CareMatrix and/or HBSH, as the case may be, together with interest thereon from

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Hassett-Belfer Senior Housing, LLC
June 27, 1996
Page 6

     the date of advance at the Prime Rate plus two percent (2%), on a priority basis from the applicable Project Cash Flow as set forth in
     Section 7.

 (e) Notwithstanding the foregoing provisions of this Section 4, each of CareMatrix and HBSH acknowledges that HBSH has been negotiating to complete a tax-exempt permanent financing for the Glen Cove Project, and the parties shall use best efforts to continue to pursue and utilize the same for the Glen Cove Project. The out-of-pocket costs paid by HBSH to date for such financing have been included within the amount set forth in Section 2(c)(iv) hereof as the Development Costs for the Glen Cove Project. The balance of the costs expected to be incurred in connection with such financing are listed as "Bond Issuance Costs" or "Additional Bond Issuance Costs" on Exhibit B attached hereto (collectively, the "Issuance Costs"). Each of CareMatrix and HBSH agrees that the Issuance Costs (or such lower amount as shall be negotiated by the Joint Venture and the applicable third parties) shall be paid by the Joint Venture regardless of whether such tax-exempt financing is utilized. In the event that such financing is not utilized by the Joint Venture, HBSH shall use best efforts to obtain releases from each of the consultants employed in connection with such financing, including, without limitation, [those identified on Exhibit B attached hereto, releasing the Joint Venture from and against all losses, claims, damages and expenses, including reasonable attorney's fees, which may be incurred in connection with the failure of the Joint Venture to utilize such financing.

 (f) The Project budget for the Glen Cove Project is attached hereto as Exhibit B, and subject to the performance of the due diligence review as set forth in Section 11(d) below, is hereby approved by each of CareMatrix and HBSH.

5. Construction: The Joint Venture shall make the Plans available to general contractors and construction managers acceptable to each of HBSH and CareMatrix (it being agreed that Suffolk Construction Company is an acceptable contractor and HRH Construction Company ("HRH") is an acceptable contractor for the Great Neck Project) in order to allow the Projects to be competitively bid. Each of CareMatrix and HBSH acknowledge that HRH shall be the contractor for the Glen Cove Project.

6. Development Fees:

 (a) Subject to subsection (b) below, HBSH and CareMatrix shall be entitled to a development fee (the "Development Fee") in the amount of Four Hundred Fifty Thousand Dollars ($450,000) for each Project, or such other amount as the parties may mutually agree, to be shared equally by CareMatrix and HBSH, (except in the case of the Glen Cove Project for which HBSH shall be entitled to the entire

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Hassett-Belfer Senior Housing, LLC
June 27, 1996
Page 7

     Development Fee), payable, subject to the terms and conditions of the applicable Project Financing, as follows: fifty percent (50%) from the first draw under the applicable Project Financing and fifty percent (50%) payable in equal monthly installments during the course of construction of the applicable Project.

 (b) In the event that, for any reason, the Development Fee for any Project is not so paid to HBSH and CareMatrix, then the balance shall accrue interest at a rate equal to the Prime Rate plus two percent (2%) (such balance, together with such interest, the "Balance") and the Balance shall be repaid on a priority basis from the applicable Project Cash Flow as set forth in Section 7.

7. Distributions: Subject to the terms and conditions of the applicable Project Financing, the applicable Project Cash Flow shall be distributed in the following order of priority:

 (a) Payment of debt service on the Project Financing;

 (b) Payment of all operating expenses of the Joint Venture and the Project, including, without limitation, the management fees under the terms of the Management Agreement (as defined below);

 (c) Payment of (i) interest on any unreimbursed Development Costs from the date of closing, (ii) interest on any unreimbursed Initial Equity and Additional Equity from the date of contribution, (iii) interest on any unpaid Development Fees from the date due, and (iv) any unpaid Guarantee Fees (without interest), to the extent provided herein, such payments to be made pro-rata, based upon the unreimbursed or unpaid amount, as the case may be, outstanding for each of the foregoing;

 (d) Payment of any Development Costs to the extent not paid as provided herein;

 (e) Payment of the Development Fee for the Glen Cove Project;

 (f) Until the Development Fees and the Additional Equity are repaid in full,
     (i) Eighty percent (80%) to the payment of (A) the Development Fees (other than the Glen Cove Project) and (B) Additional Equity, such payments to be made pro-rata, based upon the unpaid amount outstanding for each of the foregoing and (ii) twenty percent (20%) to be paid as follows: fifty percent (50%) to CareMatrix and fifty percent (50%) to HBSH;

 (g) Thereafter, fifty percent (50%) to CareMatrix and fifty percent (50%)
     HBSH.

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8. Allocations Among Projects: Each of CareMatrix and HBSH agrees that any losses on a Project, whether in the form of unreimbursed equity contributions, unreimbursed Development Fees or Development Costs, or losses on any Guaranty, shall be reimbursed, as mutually agreed to by CareMatrix and HBSH, on Projects which have opened and generate cash flow, subject to, and provided the same does not violate, the terms of any Project Financing for any of the Projects.

9. Management:

 (a) The Joint Venture shall enter into a management agreement with CareMatrix for each of the Projects (each a "Management Agreement"), pursuant to which CareMatrix shall provide operational management services for the Projects upon completion thereof. The term of each Management Agreement shall be for fifteen (15) years with, at the option of the Joint Venture, two (2) renewal terms of five (5) years each, and shall provide for a management fee equal to five percent (5%) of the gross revenues from operations at the Project. Other terms and conditions of each Management Agreement shall be as mutually agreed upon by the Joint Venture and CareMatrix.

 (b) HBSH represents and warrants to CareMatrix (and shall reaffirm the same in the Joint Venture Agreement) that HBSH requested from CareMatrix that CareMatrix provide to HBSH proposals for the ownership, development and management of the Glen Cove Project, and that this letter memorializes the discussions of the parties from and after such request.

10. Non-Compete Area: CareMatrix and HBSH each agrees that neither (nor any successors, assigns or affiliate, as such term is defined in the Securities Act of 1933) shall engage in the development, management, ownership or operation of an assisted living or senior housing facility or project, in any capacity whatsoever, without the prior written consent of the other, and shall only engage in such activities with each other, in the area outlined on the map attached hereto as Exhibit A (the "Designated Area") during the term of the Management Agreement. Notwithstanding the foregoing, in the event that either CareMatrix or HBSH identifies any such project in the Designated Area, and the other party does not approve the same as provided herein, CareMatrix or HBSH, as the case may be, shall have the right to proceed with such project individually, and the terms of this letter shall not apply to such project provided that such project is not less than three (3) miles from any other existing Project including any case in which the proposed project is not located within the Designated Area.

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11. Due Diligence Review Period:

 (a) Following the execution of this letter by HBSH and CareMatrix, and each Site Identification Date, CareMatrix and HBSH and their respective agents, representatives, lender(s), architect(s), engineer(s) and employees shall have access to each Site at any time during normal business hours and from time to time in order to perform such financial analyses, topographical and engineering surveys, environmental site assessments and other tests, surveys and studies of the site as each may deem necessary or appropriate (collectively, the "Tests").

 (b) Further, promptly after execution of this letter, HBSH and CareMatrix will furnish to the other, for its review, complete and accurate copies of all information, records and documentation concerning the Sites or the Projects in the possession of each or its representatives, including, without limitation (but only for informational purposes and without warranties or representations of any kind regarding accuracy), plans and surveys, construction, architect and engineer agreements, soil tests, service contracts, governmental permits and approvals, legal opinions regarding zoning or environmental matters affecting the Projects, engineering reports, environmental site assessments, and title policies or abstracts (collectively, the "Due Diligence Documents"). Each agrees to hold in strict confidence all documents, data and information obtained from the other, and if the closing of the applicable Project does not occur, will return the same to the other.

 (c) If CareMatrix or HBSH, each in its sole discretion, is dissatisfied with the results of any of the Tests, or with the content of any of the Due Diligence Documents, then either may terminate this letter with respect to any Site and/or Project by written notice to the other on or before sixty (60) days after each Site Identification Date. Upon such termination, neither party shall have any further obligations or liabilities hereunder with respect to the applicable Site(s) and/or the applicable Project(s).

 (d) Notwithstanding the foregoing, with respect to the Glen Cove Project, CareMatrix shall have a period of five (5) business days after the date hereof in which to conduct its Tests and review the Due Diligence Documents. If CareMatrix, in its sole discretion, is dissatisfied with the results of any such Tests, or with the content of any of the Due Diligence Documents, then CareMatrix may terminate this letter with respect to the Glen Cove Project within such five (5) business day period. In the event that CareMatrix does not so terminate this letter, then such Tests and Due Diligence Documents shall be deemed satisfactory.

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Page 10

 (e) Notwithstanding the foregoing, it is acknowledged and agreed that each of CareMatrix and HBSH is currently conducting its Tests and reviewing the Due Diligence Documents for each of the Great Neck Project and the Roslyn Project. This letter with respect to such Projects is subject to the completion of such tests and the review of such Due Diligence Documents for such Projects, to the satisfaction of each of CareMatrix and HBSH, in the sole and absolute discretion of each. If either CareMatrix and/or HBSH is dissatisfied with the results of any Tests, or with the content of any of the Due Diligence Documents, relating to either or both of such Projects, then either may terminate this letter with respect to the Great Neck Project and/or the Roslyn Project within a period to be mutually agreed to by the parties.

12. Confidentiality: In the course of the discussions and negotiations each party may disclose to the other certain proprietary, confidential or other non-public information (collectively, the "Information") relating to its respective business, the proprietary, confidential and non-public nature of which information both parties desire to maintain. Except as herein set forth, neither party shall (a) reveal or make known to any person, firm, corporation or entity, other than its own management and advisors, including its attorneys, accountants and lenders, or (b) utilize in its own business or (c) make any other usage of, any Information disclosed to it by the other in connection with the discussions and negotiations above mentioned. Notwithstanding the foregoing, (i) each party may disclose any Information received from the other party to any governmental or regulatory authority in connection with obtaining approval of the transactions contemplated hereby or as required by law; and (ii) if required, CareMatrix may disclose any Information received from HBSH to its lenders in connection with obtaining their approval of the transactions contemplated hereby and in connection its ongoing negotiations with The Standish Care Company ("Standish"). Notwithstanding the foregoing, no information will be provided to Standish without its execution of a confidentiality agreement in a form reasonably satisfactory to HBSH. A party's obligations with respect to any item of Information disclosed to it shall terminate if that item of Information becomes disclosed in published literature or otherwise becomes generally available to the public; provided, however, that such public disclosure did not result, directly or indirectly, from any act, omission, or fault of such party with respect to that item of Information. Both parties agree that the Information either has received or may receive from the other has been and will be used by the receiving party solely for the limited purpose of its investigation and evaluation of the other party in connection with the transactions contemplated hereby.

13. Successors: This letter shall be binding upon, and shall inure to the benefit, of each parties successors and assigns.

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Page 11

14. Standstill: From and after the date hereof until the execution of the Joint Venture Agreement, neither party shall enter into, or participate in, negotiations or discussions with any other party regarding the Joint Venture or the Projects, without the consent of the other party. Each party agrees to discontinue all ongoing negotiations with third parties regarding the Projects.

15. Termination: This letter shall terminate upon the earlier to occur of (i) December 31, 1996, or (ii) the execution of a master Joint Venture Agreement for the Projects.

16. Governing Law: This letter shall be governed by and construed in accordance with the laws of the State of New York.

   If the foregoing terms are acceptable to you, please so indicate by signing and dating the enclosed copy of this letter and returning it to the undersigned.

                                            Very Truly yours,

                                            CAREMATRIX CORPORATION

                                            By: /s/ Andrew Gosman
                                               Name: Andrew Gosman
                                               Title: President

AGREED AND ACCEPTED
THIS 28th DAY OF JUNE, 1996

HASSETT-BELFER SENIOR HOUSING, LLC

By: /s/ Andrew Belfer
 Name: Andrew Belfer
 Title: Member

                                  Exhibit A

See attached.

[MAP OF LONG ISLAND]

                                  Exhibit B

See attached.

HRH Construction Corporation
909 Third Avenue
New York, New York 10022                          *PRIVILEGED AND CONFIDENTIAL*

Hassett-Belfer Senior Housing, LLC,
 PROJECT: The MAYFAIR at Glen Cove

                                                                       13-Jun-96

SPEC               TRADE                    GMP Proposal               TRADES CLOSED
01000    SITE SURVEY & TEST BORINGS         BY OWNER                   BY OWNER
01005    DEMOLITION                                            5,000                     5,000
02200    EXCAVATION, FOUNDATIONS                             750,000                   750,000
02350    PILES                              (W/02200)                 (W/02200)
02500    SITE IMPROVEMENTS                  (W/02200)                 (W/02200)
02900    TOP SOIL & PLANTING                (W/02200)                 (W/02200)
03300    CONCRETE WORK                                        65,000
03301    GYP-CRETE UNDERLAYMENT                               35,000
03310    CONCRETE SIDEWALKS                 (W/02200)                 (W/02200)
03410    STRUCTURAL PRECAST CONCRETE                         385,000                   385,000
04200    MASONRY                                             660,000                   660,000
05500    MISC. METALS & STRUCT. STEEL                         97,000                    97,000
06100    CARPENTRY AND PROTECTION                          1,021,000                 1,021,000
06200    MILLWORK                                            196,700                   196,700
06610    GLASSFIBER REINF. POLYESTER        (W/06100)                 (W/06100)
07140    METAL OXIDE WATERPROOFING                             4,000
07160    DAMPPROOFING                                          7,000
07240    EIFS FINISH                                         130,000
07250    SPRAYED-ON FIREPROOFING                                   0
07500    BUILT-UP ROOFING                                    100,000
07900    CAULKING                                             25,000
08111    HOLLOW METAL DOORS                                   45,000
08410    ALUMINUM ENTRANCE WORK                               15,000
08520    ALUMINUM WINDOWS AND GLASS         (W/06100)                 (W/06100)
08710    FINISH HARDWARE                A                     30,000
08800    GLASS AND GLAZING                                     2,000
09250    GYPSUM DRYWALL                     (W/06100)                 (W/06100)
09300    CERAMIC TILE                                         12,000
09400    TERRAZZO FLOORING                                         0
09510    ACOUSTICAL TILE                    (W/06100)                 (W/06100)
                                                               3,500

                        GLEN COVE PROJECT COST SUMMARY

Construction Costs Under GMP Contract                        $ 7,219,340
(See Attached)
Land                                                             990,000
Architecture and Engineering                                     320,000
Redesign Fees                                                     45,000
Architecture Reimbursables                                        15,000
Kitchen Equipment                                                115,000
Minor Equipment                                                  100,000
FF&E                                                             567,000
Real Estate Taxes                                                 50,000
Developer's Fee                                                  450,000
Pre-Opening (Marketing, etc.)                                    250,000
Bond Issuance Costs (See Attached)                               599,500
Additional Bond Issuance Costs
 Legal                                                            30,000
 Glen Cove Housing Authority                                      10,000
 Barclay                                                          25,000
 Kapson                                                           25,000
Other Project Costs (See Attached)                               205,000
Additional Title Charges                                          33,000
Construction Loan Expense (See Attached)                         660,000
Working Capital                                                  534,000
Pre-Marketing, Feasibility, etc.                                  28,500
Legal                                                             52,800
Design, Traffic, Environmental                                    10,750
Title Costs, (Bridge Loan)                                        16,200
Fencing                                                            5,900
Financing Costs (Bridge Loan-Interest through 5/31/96)            37,500
Permits and Licenses                                               5,660
Consulting                                                         8,900
                                                             -----------
   Total Project Cost:                                       $12,409,050

Note: No deal contingency is provided other than HRH Construction contingency of $225,000 which is included in GMP.

                             GLEN COVE, NEW YORK
                     SENIOR LIVING FACILITY REVENUE BONDS
                           THE MAYFAIR AT GLEN COVE
                                 SERIES 1996
                         Estimated Costs of Issuance

Underwriter's Discount @ 2.25% of Bond Proceeds              $293,287.50
Bond Counsel                                                   55,000.00
Authority Fee (est. at .5% of Bond Proceeds)                   65,175.00
Underwriter's Counsel Fee                                      47,500.00
Underwriter's Expenses                                          7,500.00
Borrower's Counsel Fee                                         30,000.00
Printing Fee                                                    7,500.00
Trustee Fee                                                     4,250.00
Bond Purchaser's Counsel                                       25,000.00
Feasibility Consultant                                         50,000.00
Contingency                                                    14,287.50
                                                             -----------
  Total Estimated Costs of Issuance                          $599,500.00
                        Other Project Costs
Title Insurance                                              $ 25,000.00
Inspecting Architect                                           17,500.00
Appraisal                                                       7,500.00
Survey                                                          2,500.00
Phase I Environment Report                                      2,500.00
Mortgage Recording Fee                                         20,000.00
Mortgage Tax                                                  130,000.00
                                                             -----------
  TOTAL                                                      $205,000.00
                Construction Loan Related Expenses
Construction Loan Interest                                   $589,943.00
Construction Lenders Fee                                       50,000.00
Construction Lenders Costs                                     20,000.00
                                                             -----------
  TOTAL                                                      $659,943.00